UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2008

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 22, 2008, Vonage Holdings Corp. (the “Company”) entered into a commitment letter (the “Commitment Letter”) with Silver Point Finance, LLC (“Silver Point”) establishing the terms and conditions of (i) a $95 million initial senior secured first lien credit facility (the “Initial Senior Facility”) and (ii) the purchase of $90 million of the Company’s convertible secured second lien notes (the “Convertible Notes”). Silver Point has also agreed, subject to certain conditions, to use commercially reasonable efforts to assemble a syndicate of other lenders to provide up to $30 million of an incremental senior secured first lien credit facility (the “Incremental Senior Facility” and, together with the Initial Senior Facility, the “Senior Facility” and together with the Initial Senior Facility and the Convertible Notes, the “Financing”).

The closing for the Initial Senior Facility and the Convertible Notes is expected to occur in the third quarter of 2008. Silver Point has committed to be allocated $70 million of the Initial Senior Facility and $55 million of the Convertible Notes and it is a condition to closing of the Financing that the Company obtain commitments from a permitted group for the remaining amounts of the Initial Senior Facility and the Convertible Notes. Silver Point may syndicate a portion of its commitment.

The co-borrowers under the Financing will be the Company and certain U.S. subsidiaries. Obligations under the Financing will be guaranteed by the Company’s other U.S. subsidiaries (together with the borrowers, the “Credit Parties”). The lenders under the Senior Facility and the purchasers of the Convertible Notes will be Silver Point, one or more of its affiliates and other third party lenders. Lenders that are designated as insiders will not be able to exercise voting and other rights under the Financing, subject to certain exceptions.

The Company intends to use the net proceeds of the Initial Senior Facility and the Convertible Notes, plus cash on hand, to repurchase its existing convertible notes (the “Existing Convertible Notes”) in a tender offer, which the Company is required to commence promptly. The Existing Convertible Notes can be put to the Company on December 16, 2008 and have an outstanding principal amount of approximately $253 million. As detailed below, the proceeds, if any, of the Incremental Senior Facility will be placed into a cash concentration account. The Company estimates that it has incurred and will incur aggregate costs in connection with the commitment and the Financing, including all fees and expenses, of between $21 million and $24 million.

Pursuant to the Commitment Letter, the Company has granted exclusivity to Silver Point with respect to financing until September 15, 2008. If the Company does not complete the Financing and pursues another financing, the Company may be required to pay break-up fees of $6.5 million.

The following descriptions summarize the proposed material terms of the Initial Senior Facility, the Incremental Senior Facility and the Convertible Notes as provided in the Commitment Letter. Those terms are subject to the negotiation and execution of definitive documentation for the Financing, and certain terms of the Financing could change.

Senior Facility

The loans under the Senior Facility will be discounted to 98.5% and will mature five years from the initial closing date. Amounts under the Senior Facility, at the Company’s option, will bear interest at:

•	the greater of 4.00% and LIBOR plus, in either case, 10.00%, payable on the last day of each relevant interest period of one, two or three months, or

•

the greater of 6.75% and the higher of (i) the rate quoted in The Wall Street Journal, Money Rates Section as the Prime Rate as in effect from time to time and (ii) the federal funds effective rate from time to time plus 0.50% plus, in either case, 9.00%, payable monthly in arrears.

If the Company receives specified proceeds, including from certain asset sales, casualty insurance recoveries, debt or extraordinary receipts or equity issuances, it will be required to prepay amounts under the Senior Facility. In addition, commencing with the first quarter beginning after January 1, 2009 during which the Company has more than $75 million of specified unrestricted cash, on a quarterly basis, the Company will be obligated to prepay certain excess cash flow amounts to be negotiated.

Both voluntary prepayments and mandatory prepayments from debt and equity issuances during the first three years will be subject to a make-whole, and thereafter a premium of 5% in year 4 and 3% in year 5, with the Senior Facility callable at par three months prior to maturity. Any mandatory prepayments from asset sales/casualty condemnation and extraordinary receipts will be subject to a premium of 8% in year 1, 7% in year 2, 6% in year 3, 5% in year 4 and 3% in year 5. Any mandatory prepayments from excess cash flow will not be subject to any premium or make-whole. Each make-whole payment and each prepayment premium applied in respect of any mandatory prepayment shall be deducted from the net cash proceeds required to be applied to such prepayment, such that the total amount paid, including premium and make-whole, does not exceed the amount of such net cash proceeds.

Convertible Notes

The Convertible Notes will mature seven years from the closing date. Amounts under the Convertible Notes will bear interest through the first 12 quarterly interest periods at 10% payable quarterly in arrears in PIK plus an additional 4% that accrues and compounds quarterly but is not paid until the earliest of (i) the end of the 12th quarterly interest period, (ii) the date the relevant Convertible Note is converted and (iii) the date the relevant Convertible Note is repaid or repurchased (including in connection with a fundamental change), at which time such accrued 4% interest will be due and payable in cash. After the 12th quarterly interest period, the Convertible Notes will bear interest at 14% payable quarterly in arrears in cash. The Convertible Notes may not be redeemed and any prepayments will be subject to a make-whole. The Company must make an offer to repurchase outstanding Convertible Notes at 101% upon a fundamental change. A conversion in connection with a fundamental change may result in the issuance of additional shares in excess of the conversion rate.

The Convertible Notes will be convertible into shares of common stock of the Company at the lesser of (i) 110% of the volume weighted average price of the common stock of the Company for the 30 consecutive trading days prior to the “Pricing Date” (determined as set forth below) and (ii) $2.00 per share (the “Conversion Price”), provided that if the initial closing occurs on or before August 18, 2008, the Conversion Price on such date will not be less than $1.65 per share. The Conversion Price will be subject to full-ratchet anti-dilution provisions for the first six months after the closing date and customary weighted average anti-dilution provisions thereafter.

Subject to certain conditions, the Company may require the conversion on a pro rata basis of all or a portion of the Convertible Notes on or after the third anniversary of the closing date, so long as the common stock has (a) a minimum average daily trading volume of 1.5 million shares (subject to proportional anti-dilution adjustments), and (b) a volume weighted average price of greater than 150% of the Conversion Price then in effect, in each case, for the 30 consecutive trading days prior to the date the conversion notice is given.

The Convertible Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Security

Amounts borrowed under the Financing will be secured by all assets of the Credit Parties, including pledges of stock of the guarantors and 65% of the stock of first-tier non U.S. subsidiaries, the cash collateral accounts described below, certain key-man insurance policies and the leasehold of the Company at its headquarters in Holmdel, New Jersey, subject to agreed upon carve-outs. The collateral will secure the Senior Facility on a first lien basis and the Convertible Notes on a second lien basis, subject to an intercreditor agreement.

The proceeds of the Financing will be deposited into a cash collateral account, the proceeds of which will be available to be released to the Company from time to time for the sole purpose of repaying Existing Convertible Notes at or below par. Prior to the time of, and as a condition to, the first release of funds from the cash collateral account, the Company must deposit unrestricted cash of the Company such that after such deposit the balance in the account is at least equal to the accreted principal amount of all outstanding Existing Convertible Notes as of the date on which the Company reasonably expects to be obligated to repay them.

In addition, on a daily basis, all specified unrestricted cash above $30 million will be swept into a concentration account (the “Concentration Account”), and until the balance in the Concentration Account is at least equal to specified Concentration Account minimums, the Company may not access or make any withdrawals from the Concentration Account. Thereafter, the Company will have the right to withdraw funds from the Concentration Account in excess of the specified Concentration Account minimums until such time as an event of default has occurred and is continuing and Silver Point takes certain specified steps. The Concentration Account minimums, which will be reduced in the event of certain mandatory repayments and increased by the proceeds of the Incremental Senior Facility, will range from zero to $43.6 million and initially will be $13.6 million.

Other Terms and Conditions of the Financing

The availability of the Financing is subject to negotiation and execution of definitive documentation for the Financing (“Credit Documentation”). In addition, as a condition to the lenders’ obligation to fund, the Company must hold a stockholders meeting to obtain stockholder approval of, among other things, the potential issuance of shares of common stock upon the conversion of the Convertible Notes. The Company must use all commercially reasonable efforts to obtain binding agreements from stockholders of the Company holding in aggregate sufficient votes for stockholder approval, the effect of which agreements is to ensure that such approval will be obtained when required.

Prior to closing, the Company must commence a tender offer for the Existing Convertible Notes. The Company must accept for payment and purchase all Existing Convertible Notes that have been tendered in the tender offer as soon as practicable after the closing date of the Financing. In addition, the closing of the Financing is subject to certain other closing conditions, including among other things, the escrow of certain source code, modifying certain terms of service and delivery of a solvency certificate and analysis. On or after the date all conditions to closing and funding have been satisfied (“Condition Satisfaction Date”), Silver Point must designate a closing date upon two trading days’ notice to the Company (unless such notice is waived by the Company) that is no more than five trading days after the Condition Satisfaction Date, provided that the Condition Satisfaction Date shall not be deemed to have occurred prior to August 18, 2008. Silver Point may designate the “Pricing Date” for the Convertible Notes, which date will be on or after August 15, 2008 and on or prior to the closing date.

The Credit Documentation will include customary representations and warranties of the Credit Parties. In addition, Credit Documentation for the Financing will contain affirmative and negative covenants that will affect, and in many respects significantly limit or prohibit, among other things, the Credit Parties’ ability to incur, prepay or modify documentation governing indebtedness; incur liens; enter into mergers, consolidations, liquidations and dissolutions; dispose of assets and subsidiary interests; pay dividends; repurchase and redeem stock; enter into acquisitions; make investments, loans and advances; modify material contracts; engage in transactions with affiliates and 5% stockholders; change lines of business; and make more than 30% of the Company’s marketing expenditures in any fiscal quarter under contracts with a duration in excess of one year. Board approval must be obtained for any long-term commitment or series of related long-term commitments that would result in aggregate marketing expenditures by any of the Credit Parties of more than $25 million during the term of the Financing. In addition, the Company must comply with certain financial covenants, which will include a total leverage ratio, a senior leverage ratio, minimum EBITDA, a fixed charge coverage ratio, capital expenditure limitations and minimum liquidity.

The Credit Documentation will contain events of default that may permit acceleration of the debt under the Credit Documentation and a default interest rate of 3% above the interest rate which would otherwise be applicable.

Silver Point will be entitled to customary board observation rights so long as it holds at least $20 million of Convertible Notes or the equivalent number of shares of common stock of the Company based on the Conversion Price. The written approval of Silver Point, which may not be unreasonably withheld, will be required for the Company to complete certain legal settlements.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements regarding the Company’s proposed financing. The forward-looking statements in this report are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate the financing arrangement, which is subject to numerous uncertainties, including but not limited to successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing, which include obtaining stockholder approval of the potential issuance of shares of common stock upon the conversion of the Convertible Notes. The consummation of the transactions may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Important Additional Information

This communication is for informational purposes only and does not constitute an offer to purchase any of the Company’s Existing Convertible Notes. The solicitation of offers to purchase Existing Convertible Notes will only be made pursuant to the offer to purchase to be issued in connection with the launch of the tender offer (as may be amended or supplemented), the related letter of transmittal, and other related documents that the Company intends to file with the SEC and deliver to holders of the Company’s Existing Convertible Notes. Holders of the Company’s Existing Convertible Notes are strongly advised to carefully read the tender offer statement and other relevant documents regarding the tender offer filed with the SEC when they become available because they will contain important information. All of those materials (and all other documents the Company files with the SEC) will also be available at no charge on the SEC’s website (http://www.sec.gov) and from the information agent.

The Company will file with the SEC and mail to its stockholders a proxy statement in connection with a special meeting of stockholders to be held to approve among other things, the potential issuance of shares of common stock upon the conversion of the Convertible Notes. Stockholders are urged to carefully read the proxy statement and other relevant materials when they become available because they will contain important information about the Company, the Convertible Notes and related matters. This proxy statement (and all other documents the Company files with the SEC) will also be available at no charge on the SEC’s website (http://www.sec.gov) and from the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: July 24, 2008	By:	/s/ John S. Rego
John S. Rego
Executive Vice President, Chief Financial Officer and Treasurer